For Immediate Release

CONTACTS:

William Medve	John G. Nesbett
Chief Financial Officer	Lippert/Heilshorn & Associates
AlphaNet Solutions, Inc.	212-838-3777
973-889-3826	jnesbett@lhai.com
WMEDVE@ALPHANETSOLUTIONS.COM

ALPHANET SOLUTIONS ANNOUNCES
FIRST QUARTER FINANCIAL RESULTS

CEDAR KNOLLS, N.J., – May 12, 2003 — AlphaNet Solutions, Inc. (Nasdaq: ALPH), a leading IT professional services firm providing a range of outsourced IT operations and learning solutions, today announced its financial results for the first quarter ended March 31, 2003.

Total revenues for the first quarter of 2003 were $5.2 million compared to total revenues of $6.9 million in the first quarter of 2002.

Service revenues were $5.1 million in the first quarter of 2003 compared to service revenue of $5.5 million reported in the first quarter of 2002. Product revenues were $0.1 million in the first quarter of 2003, as compared to $1.4 million in the first quarter of 2002, which reflects AlphaNet’s shift of its business focus completed in 2002 from product sales to professional services, and completion of the MTA contract in January 2003.

The net loss for the first quarter of 2003 was $0.8 million, or $0.12 per share, compared to net income of $1.1 million, or $0.17 per share, in the first quarter of 2002. For the first quarter of 2003, AlphaNet reduced its MTA contract related liabilities and, as a result, incurred a benefit to the pre-tax net loss of $0.7 million. In the first quarter of 2002, AlphaNet recorded an income tax benefit of, and reduced its loss before income taxes by, $2.2 million resulting from federal income tax law changes enacted in that period.

Richard G. Erickson, chief executive officer of AlphaNet, stated, “As we anticipated, first quarter revenues were adversely impacted by the challenging IT environment and by two of our larger customers delaying their Windows 2000 deployment projects originally slated to start in the first quarter into later quarters of 2003. We continue to focus on strengthening our core offerings and improving our competitive position. The currently proposed merger with CIBER, Inc. (NYSE: CBR) will accelerate this process, providing critical mass and enabling us to offer a broader range of products and services.”

Erickson continued, “While revenues were down, we streamlined our business and improved our margins. For example, professional service gross margins increased year over year to 29.6% in the first quarter of 2003 from 25.7% in the first quarter of 2002.”

Net sales decreased to $5.2 million for the first quarter of 2003 from $6.9 million for the first quarter of 2002. The decrease of $1.7 million was primarily due to a reduction in product sales of $1.3 million and a reduction in professional service revenues of $0.4 million. The decline in product sales is attributable to our exit from the product business due to the low margins associated with this business, as well as the January 2003 completion of the MTA contract subject to continuing warranty and change-order work. The downturn in technology spending has adversely impacted our professional service revenues.

Gross profit increased by $0.6 million to $2.2 million for the first quarter of 2003 from $1.6 million for the first quarter of 2002. This increase was due to the favorable impact of the reduction in MTA contract-related liabilities of $0.7 million in the first quarter of 2003 offset by the decline in both product sales and professional service revenue during the first quarter of 2003. The gross profit percentage on product sales decreased by 9.6% to 1.0% in the first quarter of 2003, down from 10.6% in the first quarter of 2002. Professional service gross profits increased by 3.9% to 29.6% in the first quarter of 2003, up from 25.7 % in the first quarter of 2002. For our billable staff, we recorded $70,000 of severance compensation costs during the first quarter of 2003 and the first quarter of 2002, which has reduced professional service gross profit in these periods.

Selling, general and administrative expenses increased by $0.3 million to $3.0 million in the first quarter of 2003, up from $2.7 million in the first quarter of 2002. This increase was primarily attributable to a non-employee stock option charge of $121,000 and various legal matters. Selling, general and administrative expenses in the first quarter of 2002 included $34,000 of severance costs.

Due to declining interest rates, interest income, net, totaled $66,000 for the first quarter of 2003, down from $100,000 for the first quarter of 2002.

In the first quarter of 2003, federal and state income tax benefits of $247,000 were offset by the establishment of a valuation allowance. In the first quarter of 2002, AlphaNet recorded $2.2 million of federal income tax benefits, reflecting expected federal income tax refunds related to the carryback of tax losses to prior years as a result of changes to the Internal Revenue Code enacted during the first quarter of 2002. No valuation allowance was recorded on federal income tax benefits of $366,000 generated in the first quarter of 2002.

At March 31, 2003, AlphaNet had cash of $22.5 million, as compared to $22.9 million at December 31, 2002 and working capital of $25.0 million at March 31, 2003 as compared to $25.5 million at December 31, 2002.

CIBER Acquisition Revised To All Cash Deal

On May 6, 2003, AlphaNet’s agreement to be acquired by CIBER, Inc. was amended and restated as of April 21, 2003, to eliminate the stock element of the transaction and proceed with an all-cash deal at $4.05 per share. Consummation of the transaction is expected late in the second quarter to early in the third quarter, 2003.

About AlphaNet

AlphaNet Solutions, Inc. is a leading IT professional services firm. AlphaNet’s services include a range of outsourced solutions in three major IT practice areas: technology solutions, service desk solutions, and learning solutions. For information on AlphaNet’s complete range of services, please visit AlphaNet’s web site at http://www.alphanetsolutions.com.

Safe Harbor Statement

Certain statements are included in this news release which are not historical and are “forward-looking,” and may be identified by such terms as “will,” “continuing,” “remaining,” and “expected,” or similar terms. Such forward-looking statements include risks and uncertainties, such as the uncertainties relating to shareholder approval of the proposed merger transaction with CIBER, Inc. and satisfaction of transaction closing conditions, as well as those related to AlphaNet’s contracts and other business risks, including, among other things, general and industry-specific economic conditions, the substantial variability of AlphaNet’s quarterly results, AlphaNet’s substantial reliance upon a concentrated number of key clients, AlphaNet’s ability to recruit and retain qualified technical and sales professionals, and other industry-wide market factors, all as detailed from time to time in AlphaNet’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by forward-looking statements contained in this document. These forward-looking statements speak only as of the date of this document.

— Tables Follow —

ALPHANET SOLUTIONS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share amounts) (unaudited)

	For the Three Months ended March 31,
	2003	2002

Net sales:
Product sales	$96	$1,445
Professional services	5,124	5,490

	5,220	6,935
Cost of sales:
Product sales	95	1,292
Professional services	3,606	4,077
MTA contract liability adjustment	(700)	-

	3,001	5,369
Gross Profit:
Product sales	1	153
Professional services	1,518	1,413
MTA contract liability adjustment	700	-

	2,219	1,566
Operating expenses:
Selling, general & administrative	3,036	2,747

Operating loss	(817)	(1,181)

Other income:
Interest income	66	100
Other Income	-	4

	66	104

Loss before income taxes	(751)	(1,077)

(Benefit) expense for income taxes	11	(2,200)
Net income (loss)	$(762)	$1,123

Basic and Diluted net income (loss) per share	$(0.12)	$0.17

Weighted average number of common shares outstanding	6,387	6,438
Weighted average number of common and common equivalent
shares outstanding	6,387	6,438

ALPHANET SOLUTIONS, INC.CONSOLIDATED BALANCE SHEETS (in thousands, except share data) (unaudited)

	March 31, 2003	December 31, 2002

ASSETS
Current assets:
Cash and cash equivalents	$22,472	$22,936
Accounts receivable, less allowance for doubtful accounts of
$275 at March 31, 2003 and $415 at December 31, 2002	4,135	5,474
Inventories	65	123
Income tax receivable	2,600	2,600
Prepaid expenses and other current assets	669	421

Total current assets	29,941	31,554
Property and equipment, net	860	973
Goodwill	646	646
Other assets	10	10

Total assets	$31,457	$33,183

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	542	1,057
Accrued expenses	1,645	1,727
Deferred revenue	1,490	1,168
Accrued MTA contract liability	1,279	2,091

Total current liabilities	4,956	6,043

Total liabilities	4,956	6,043

Shareholders’ equity:
Preferred stock -- $0.01 par value; authorized 3,000,000
shares, none issued	--	--
Common stock -- $0.01 par value; authorized 15,000,000 shares,
6,590,288 shares issued at March 31, 2003 and 6,588,413 shares
issued at December 31, 2002	66	66
Additional paid-in capital	35,261	35,138
Accumulated Deficit	(8,027)	(7,265)
Treasury stock - at cost; 202,100 shares at March 31, 2003
and 202,100 shares at December 31, 2002	(799)	(799)

Total shareholders’ equity	26,501	27,140

Total liabilities and shareholders’ equity	$31,457	$33,183